Disclosure in S-8 Regarding 3-for-2 Stock Split


On May 20, 1999, the company issued additional shares necessary to effect a 3-for-2 common stock split in the form of a 50 percent (50%) stock dividend for shareholders of record on May 5, 1999. The share amounts, including shares held in treasury and shares to be issued under the various stock-based compensation plans, have been retroactively adjusted to give effect to the stock split. Accordingly, the shares issuable under the First Federal Bancorporation 1998 Stock Option Plan have been increased from 100,000 shares to 150,000 shares. Restated earnings per share amounts, after giving effect to the 3-for-2 stock split, are as follows:

                            Restated Earnings Per Share
                           ----------------------------
                              Basic           Diluted
                              -----           -------
Years Ended September 30,
      1998                    $0.71            $0.65
      1997                    $0.58            $0.56

Six Months Ended March 31,
      1999                    $0.32            $0.31
      1998                    $0.33            $0.31
